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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

         Rubin                      Michael                           G.
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        (Last)                      (First)                        (Middle)

                                1075 First Avenue
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                                   (Street)

     King of Prussia,                 PA                              19406
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol     Global Sports, Inc. (GSPT)
                                             -----------------------------------

3.  I.R.S. or Social Security Number of Reporting Person
    (Voluntary)
                --------------

4.  Statement for Month/Year                  March, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    _X_ Director    _X_ Officer             _X_ 10% Owner    ___ Other
                        (give title below)                       (specify below)
                     Chairman, President and CEO
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    _X_ Form filed by One Reporting Person
    ___ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V       Amount    (A) or      Price      (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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Common Stock            3/2/01     P                  750          A      $4.875                            D
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Common Stock            3/2/01     P                 1,000         A       $5.00                            D
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Common Stock            3/6/01     P                  750          A       $5.00                            D
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Common Stock            3/7/01     P                   20          A     $5.03125                           D
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Common Stock            3/7/01     P                 2,480         A      $5.125                            D
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Common Stock            3/8/01     P                 1,250         A      $5.125                            D
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Common Stock            3/9/01     P                 2,000         A       $5.00                            D
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Common Stock            3/9/01     P                  500          A      $5.0625                           D
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Common Stock            3/12/01    P                  550          A       $5.00                            D
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Common Stock            3/12/01    P                  450          A      $5.0625                           D
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Common Stock            3/13/01    P                  400          A       $4.63                            D
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Common Stock            3/13/01    P                  400          A       $4.75                            D
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Common Stock            3/13/01    P                 1,200         A       $4.81                            D
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Common Stock            3/13/01    P                 1,600         A      $4.875                            D
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Common Stock            3/13/01    P                  100          A       $5.00                            D
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Common Stock            3/14/01    P                  100          A       $4.50                            D
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Common Stock            3/14/01    P                  100          A       $4.63                            D
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Common Stock            3/14/01    P                  100          A       $4.75                            D
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------------------------------------------------------------------------------------------------------------------------------------
Common Stock            3/14/01    P                  100          A       $4.84                            D
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Common Stock            3/14/01    P                  200          A       $4.88                            D
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Common Stock            3/14/01    P                  100          A       $4.97                            D
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Common Stock            3/14/01    P                  200          A       $5.00         8,067,096          D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Nature
                                 cisable and       Underlying Securities        of          of Deriv-        ship          of In-
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          direct
                                 Date                                           ative       Secur-           of De-        Bene-
                                 (Month/Day/                                    Secur-      ities            rivative      ficial
                                 Year)                                          ity         Bene-            Securities    Owner-
                                                                                (Instr.     ficially         Bene-         ship
                               --------------------------------------------     5)          Owned            ficially      (Instr.
                               Date     Expira-              Amount or                      at End           Owned at      4)
                               Exer-    tion         Title   Number of                      of               End of
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
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Explanation of Responses:

The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.

               /s/ Michael G. Rubin          April 4, 2001
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7-96)